EXHIBIT 16.1

June 24, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir or Madam:

We have read the second and third paragraphs of Item 4 included in the 8-K, dated June 24, 2002, of Cable TV Fund 14-A, Ltd. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP